Exhibit 10.4

Effective April 19, 2021 this Dealer Agreement Third Addendum (“Third Addendum”) attaches to, supersedes, and becomes a part of the Dealer Agreement (“Agreement”) previously entered into between SilverRock Automotive, Inc. and SilverRock Automotive of Florida, Inc. (collectively “SilverRock Automotive” or “Company”) and Carvana, LLC (“Dealer”).

WHEREAS, SilverRock and Carvana are parties to that certain SilverRock Automotive Master Dealer Agreement, effective December 8, 2016 (the “Master Dealer Agreement”), in which the parties arrange for certain services to be provided by SilverRock to Carvana. The parties desire to amend the Master Dealer Agreement as set forth herein.

In consideration of the mutual agreements and subject to the terms and conditions herein contained, each party agrees as follows for the benefit of the other party:

Section 1.     Amendment to the Master Dealer Agreement.
(a)     The parties hereby amend and add the following subsection to the Master Dealer Agreement, Section 2, Company Obligations:

2.8     Providing and maintaining resources to assist Purchasers with all non-title and registration, vehicle-specific post-sale communications and resolutions, whether or not related to a Contract Program or Customer Contract (collectively, “Post-Sale Services”). Dealer shall compensate Company for Post-Sale Services in an amount mutually agreed upon by the Parties. Dealer shall reimburse Company for Post-Sale Services expenses incurred directly by Company on behalf of a Purchaser.

Section 2.     Representations, Warranties, and Confirmations. Each of SilverRock and Carvana hereby represent and warrant that:
(a)     It has the power and authority, and is duly authorized, including by all corporate or limited liability company action on its part, to execute and deliver this Amendment.
(b)     This Amendment and the Master Dealer Agreement has been duly and validly executed and delivered by such party.
(c)     This Amendment and the Master Dealer Agreement, as amended hereby, constitute legal, valid, and binding obligations of such parties and are enforceable against such parties in accordance with their terms.

Section 3.     Governing Law. This Amendment shall be construed in accordance with the laws of the State of Arizona and the obligations, rights, and remedies of the parties hereunder shall be determined in accordance with such laws.

Section 4.     Counterparts. This Amendment may be executed in two (2) or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by emails or facsimile shall be effective as delivery of a manually executed counterpart of this Amendment.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Addendum to be executed by their duly authorized representatives.

SilverRock:		Dealer:

SilverRock Automotive, Inc.		Carvana, LLC
SilverRock Automotive of Florida, Inc.		1930 W Rio Salado Pkwy
1720 W Rio Salado Pkwy		Tempe, AZ 85281
Tempe, AZ 85281

Signature:	/s/ Erik Rasmussen	Signature:	/s/ Paul Breaux
	Authorized Representative of SilverRock		Authorized Representative of Dealer

Name:	Erik Rasmussen	Name:	Paul Breaux
Title:	Sr. Managing Director	Title:	General Counsel
Date:	4/21/2021	Date:	4/21/2021

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